SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                            ------------------------

                                    FORM 8-K

                                 Current Report

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): April 6, 2004


                               Optimal Group Inc.
             (Exact Name of Registrant as Specified in its Charter)

                                     Canada
                 (State or Other Jurisdiction of Incorporation)

                 0-28572                              98-0160833
        (Commission File Number)          (IRS Employer Identification No.)


         4700 de la Savane, Suite 101, Montreal, Quebec, Canada H4P 1T7
          (Address of Principal Executive Offices, Including Zip Code)


                                 (514) 738-8885
              (Registrant's Telephone Number, Including Area Code)
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

      On April 6, 2004, the shareholders of each of Optimal Group Inc. (formerly Optimal Robotics Corp.; the "Registrant") and Terra Payments Inc. ("Terra") approved the amalgamation (the "Amalgamation") of Terra with a wholly owned subsidiary of the Registrant. The Amalgamation became effective on April 6, 2004 and was effected pursuant to a combination agreement (the '"Combination Agreement") entered into by the Registrant and Terra on January 20, 2004.

      At the April 6, 2004 meeting of shareholders of the Registrant (the "Optimal Meeting"), the shareholders approved the issuance of up to approximately 9,059,589 Class "A" shares of the Registrant in connection with the Amalgamation. Under the terms of the Combination Agreement, each Terra shareholder (other than Terra shareholders who exercise their dissent rights) will receive 0.4532 of a Class "A" share of the Registrant for each Terra common share held by such shareholder at the effective time of the Amalgamation. As a result of the Amalgamation, the shareholders of Terra will own approximately 33% of all issued and outstanding Class "A" shares of the Registrant. The Registrant has filed notice that the Class "A" shares of the Registrant issuable pursuant to the Amalgamation shall be listed on the Nasdaq, which notice has been accepted.

      The amalgamated company is a wholly owned subsidiary of the Registrant and will continue its business under the name "Optimal Payments Inc.". It is the intention of the Registrant to cause the shares of Terra to be de-listed from the Toronto Stock Exchange as soon as practicable.

      At the Optimal Meeting, shareholders also approved the change of the Registrant's name to "Optimal Group Inc." and the increase in the maximum number of directors of the Registrant from 9 to 13.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      The financial statements to be filed pursuant to this Item 7 will be filed on or prior to June 18, 2004.

                                   SIGNATURES:

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 21, 2004                     Optimal Group Inc.
                                          (Registrant)


                                          By: Holden L. Ostrin
                                              -------------------------
                                              Holden L. Ostrin
                                              Co-Chairman